EXHIBIT 99.1
RELIANCE BANCORP, INC.
585 STEWART AVENUE                                      (516) 222-9300
GARDEN CITY, NY 11530                           FAX:    (516) 222-4559

                                                     NEWS RELEASE
FOR IMMEDIATE RELEASE:    April 16, 1998
                          For Information Contact:
                          Paul D. Hagan
                          Senior Vice President and CFO
                          (516) 222-9308 extension 215

                  RELIANCE BANCORP, INC. REPORTS THIRD QUARTER
                            FISCAL YEAR 1998 RESULTS

Garden City, New York, April 16, 1998
Reliance Bancorp, Inc. (NASDAQ/NMS:RELY), the holding company for Reliance Federal Savings Bank, today reported net income of $4.7 million for the quarter ended March 31, 1998, an increase of $535,000, or 13.0%, from $4.1 million for the quarter ended March 31, 1997. Diluted earnings per share rose to $0.48 from $0.47 for the quarter ended March 31, 1997. Net income for the nine months ended March 31, 1998 was $14.3 million as compared to $6.6 million for the nine months ended March 31, 1997. Net income for the nine months ended March 31, 1997 reflects a one time charge to income of $8.25 million for the Company's share of recapitalizing the Savings Association Insurance Fund ("SAIF"). Results of operations for the three and nine months ended March 31, 1998 reflect the acquisition of Continental Bank at the close of business on October 17, 1997.

Excluding the impact of the SAIF charge, the Company's earnings for the nine months ended March 31, 1997 would have been $11.4 million, or diluted earnings per share of $1.31 as compared to $14.3 million, or $1.53 per diluted share for the nine months ended March 31, 1998, reflecting a 16.8% increase in earnings per share. In addition, return on average tangible equity would have been 15.65% for the nine months ended March 31, 1998, an increase of 9.9% from 14.24% in the nine months ended March 31, 1997.

Cash earnings for the quarter ended March 31, 1998 were $6.5 million, or $0.67 per share, an increase of $1.1 million, or 20.2%, from $5.4 million, or $0.62 per share recorded in the prior year quarter. The Company's cash earnings are determined by adding back to reported earnings the non-cash expenses related to the allocation of ESOP ("Employee Stock Ownership Plan") stock and the earned portion of RRP ("Recognition and Retention Plan") stock, net of associated tax benefits, and amortization of excess of cost over fair value of net assets acquired ("goodwill").

As of March 31, 1998, total assets were $2.2 billion, deposits were $1.6 billion and total stockholders' equity was $193.8 million. At March 31, 1998, the Company had 9,627,726 common shares outstanding with a tangible book value per share of common stock of $13.89.

On March 18, 1998, the Board of Directors declared a regular cash dividend of $0.18 per common share for the quarter ending March 31, 1998, an increase of $0.02 or 12.5% from the regular cash dividend paid for the second quarter of fiscal year 1998. The dividend is payable on April 17, 1998 to stockholders of record on April 3, 1998.

                                Quarterly Results

Reliance Bancorp, Inc. reported net income of $4.7 million for the quarter ended March 31, 1998, which represents an annualized return on average assets and average tangible equity of 0.85% and 14.72%, respectively.

Net interest income increased to $17.0 million for the quarter ended March 31, 1998, an increase of $1.3 million, or 8.5%, from $15.7 million for the quarter ended March 31, 1997. The increase in net interest income was attributable to the growth in average interest-earning assets to $2.1 billion for the quarter ended March 31, 1998 from $1.8 billion for the quarter ended March 31, 1997. The growth in average interest-earning assets was from increased investments in mortgage-backed securities and from assets acquired from Continental Bank. As a result of a flattening of the yield curve and the increased cost of interest-bearing liabilities, the Bank's net interest spread declined from 3.27% to 3.00% and its net interest margin declined from 3.51% to 3.31%. For the quarter ended March 31, 1998, the yield on interest-earning assets was 7.47% and the cost of interest-bearing liabilities was 4.47% as compared to 7.51% and 4.24%, respectively for the quarter ended March 31, 1997.

Non-interest income increased $1.0 million, or 114.3% from $897,000 in the prior year quarter to $1.9 million in the quarter ended March 31, 1998. The increase is mainly the result of additional fee income from the acquisition of Continental Bank's check cashing operations and service charges on newly acquired deposit accounts.

Non-interest expense totalled $10.2 million for the quarter ended March 31, 1998, a $1.7 million, or 20.5%, increase from $8.5 million recorded in the prior year quarter. The increase is mainly the result of higher compensation expense, goodwill amortization and other expenses associated with the Continental Bank acquisition. For the quarter ended March 31, 1998, compensation and benefits expense increased to $5.2 million, an increase of $1.1 million, or 26.9%, from $4.1 million for the quarter ended March 31, 1997. The increase is due to the addition of banking offices, check cashing and commercial lending personnel from the Continental Bank acquisition, higher benefit expenses and normal salary adjustments. For the quarter ended March 31, 1998, ESOP and RRP expenses were $918,000, an increase of $266,000, or 40.8%, from $652,000 recorded in the prior year quarter. Occupancy and equipment expense increased $284,000, or 19.0%, from $1.5 million recorded for the quarter ended March 31, 1997 to $1.8 million for the quarter ended March 31, 1998 due to the addition of two banking offices and five check cashing facilities.

For the quarter ended March 31, 1998, real estate owned expense was $12,000, a decrease of $102,000, or 89.5% from $114,000 in the prior year quarter. The decrease relates to a lower provision for REO losses established during the quarter March 31,1998 and gains resulting from the sale of certain REO properties. For the quarter ended March 31, 1998, the Bank recorded a provision for REO losses of $30,000 as compared to a $50,000 provision for REO losses in the prior year quarter. For the quarter ended March 31, 1998, the Bank recorded gain on the sale of REO properties of $79,000 as compared to $2,000 in the prior year quarter.

                            Nine Months Ended Results

Net income for the nine months ended March 31, 1998 was $14.3 million which represents an annualized return on average assets and average tangible equity of 0.89% and 15.65%, respectively. Net interest income increased to $50.2 million for the nine months ended March 31, 1998, an increase of $4.2 million, or 9.1%, from $46.0 million for the nine months ended March 31, 1997. The increase in net interest income was attributable to the growth in average interest-earning assets to $2.0 billion for the nine months ended March 31, 1998 from $1.8 billion for the nine months ended March 31, 1997. The growth in interest-earning assets was from assets acquired from the Continental Bank acquisition and increased purchases of mortgage-backed securities. As a result of a flattening of the yield curve and the increased cost of interest-bearing liabilities, the Bank's net interest spread declined from 3.25% for the nine months ended March 31, 1997 to 3.05% for the nine months ended March 31, 1998. The yield on interest-earning assets was 7.58% for the nine months ended March 31, 1998 and the cost of interest-bearing liabilities was 4.53% as compared to 7.51% and 4.26%, respectively for the nine months ended March 31, 1997.

Non-interest income increased $3.3 million, or 125.5%, from $2.6 million for the nine months ended March 31, 1997 to $5.9 million for the nine months ended March 31, 1998 due to a gain from a condemnation award received from an inactive joint venture, additional fee income generated from the check cashing operations acquired from Continental Bank and increased deposit fee income.

Non-interest expense totalled $29.2 million for the nine months ended March 31, 1998 as compared to $34.5 million for the nine months ended March 31, 1997, a decrease of $5.3 million, or 15.4%. Noninterest expense for the nine months ended March 31, 1997 reflects a one-time charge of $8.25 million for the Company's share of recapitalizing the SAIF. Excluding the effect of the SAIF charge, non-interest expense for the nine months ended March 31, 1997 would have been $26.3 million and non-interest expense would have increased $2.9 million, or 11.2%. This increase is mainly the result of higher compensation expense, goodwill amortization and other occupancy costs associated with the Continental Bank acquisition offset by a decrease in deposit insurance premiums. For the nine months ended March 31, 1998, compensation and benefits expense increased $2.4 million, or 19.5%, to $14.8 million from $12.4 million for the nine months ended March 31, 1997. The increase in compensation and benefits expense is due to the addition of banking offices, check cashing and commercial lending personnel from the Continental Bank acquisition, higher benefit expenses and normal salary adjustments. For the nine months ended March 31, 1998, ESOP and RRP expenses were $2.7 million, an increase of $891,000, or 49.3%, from $1.8 million recorded in the prior year nine month period. Occupancy and equipment expense increased $522,000, or 12.2%, from $4.3 million for the nine months ended March 31, 1997 to $4.8 million for the nine months ended March 31, 1998 due to costs associated with the operation of two new banking offices and five check cashing facilities. Other operating expenses increased $479,000, or 11.1%, from $4.3 million during the nine months ended March 31, 1997 to $4.8 million for the nine months ended March 31, 1998 as a result of general expenses related to the addition of two new banking offices and five check cashing facilities.

For the nine months ended March 31, 1998, real estate operations, net was $170,000 as compared to $335,000 in the prior year nine month period. The decrease is the result of a lower provision for REO losses during the nine months ended March 31, 1998. During the nine months ended March 31, 1998, the Bank established a provision for REO losses of $110,000 as compared to $200,000 in the prior year nine month period.

                               Financial Condition

As of March 31, 1998, total assets were $2.2 billion, deposits were $1.6 billion and total stockholders' equity was $193.8 million. The mortgage-backed securities portfolio increased $101.8 million, or 11.6%, from $881.2 million at June 30, 1997 to $983.0 million at March 31, 1998, with the increase primarily due to securities acquired from Continental Bank and increased purchases of private label collateralized mortgage obligations offset by amortization and prepayments.

Funding for the purchases of mortgage-backed securities was through a combination of new deposit growth, borrowings and cash flows. Deposits increased $156.9 million, or 10.9% during the nine month period ended March 31, 1998 as a result of growth in new certificate of deposit products and deposits acquired from Continental Bank. Borrowings increased from $351.9 million at June 30, 1997 to $360.3 million at March 31, 1998, an increase of $8.4 million, or 2.4%. The Bank had been using borrowings to leverage its capital and fund asset growth.

Treasury stock decreased from $27.5 million at June 30, 1997 to $21.2 million at March 31, 1998 as a result of approximately 1 million shares issued to purchase Continental Bank.

Non-performing assets

Non-performing loans totalled $12.3 million, or 1.25% of total loans at March 31, 1998, as compared to $14.7 million, or 1.61% of total loans at June 30, 1997. Non-performing loans at March 31, 1998 were comprised of $8.6 million of loans secured by one- to four-family residences, $2.1 million of commercial real estate loans, $1.1 million of commercial loans and $475,000 of guaranteed student loans. As a result of a decrease in non-performing loans and an increased asset base, the non-performing assets to total assets ratio improved to 0.63% at March 31, 1998 from 0.77% at June 30, 1997.

For the nine months ended March 31, 1998, the Company's loan loss provision was $1.5 million as compared to $650,000 in the prior year period. The Company increased its provision for loan losses to continue to increase its loan loss coverage ratios. The Company's allowance for loan losses totalled $8.9 million at March 31, 1998 as compared to $5.2 million at June 30, 1997 which represents a ratio of allowance for loan losses to non-performing loans and to total loans of 72.24% and 0.90% and 35.18% and 0.57%, respectively. The significant increase in the loan loss coverage ratios is the result of $2.7 million of allowances acquired from Continental Bank. For the quarter and nine months ended March 31, 1998, the Company experienced net charge-offs of $104,000 and $538,000, respectively. Management believes the allowance for loan losses at March 31, 1998 is adequate and sufficient reserves are presently maintained to cover losses on non-performing loans.

Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York. Reliance Federal Savings Bank now serves its customers from 30 banking offices located in the New York counties of Queens, Nassau and Suffolk.

                      RELIANCE BANCORP, INC. and SUBSIDIARY
                      Consolidated Statements of Condition
                                   (Unaudited)
             (Dollars in thousands, except share and per share data)

                                                                                          March 31,        June 30,
                             Assets                                                       1998               1997
                             ------                                                   --------------        -------
Cash and due from banks...........................................................   $     34,351      $    29,565
Money market investments..........................................................         14,000            1,100
Debt and equity securities available-for-sale.....................................         30,522           26,909
Debt and equity securities held-to-maturity.......................................         40,186           46,026
Mortgage-backed securities available-for-sale.....................................        791,491          721,819
Mortgage-backed securities held-to-maturity.......................................        191,462          159,356
Loans receivable:
     Mortgage loans...............................................................        792,432          775,612
     Commercial loans.............................................................         48,696              --
     Consumer and other loans.....................................................        141,347          138,891
       Less allowance for loan losses.............................................         (8,888)          (5,182)
                                                                                       -----------      -----------
             Loans receivable, net................................................        973,587          909,321

Accrued interest receivable, net..................................................         13,573           12,040
Office properties and equipment, net..............................................         15,463           14,089
Prepaid expenses and other assets.................................................         11,068            7,580
Mortgage servicing rights.........................................................          2,551            3,046
Excess of cost over fair value of net assets acquired.............................         60,077           45,463
Real estate owned, net............................................................          1,423              450
                                                                                        ---------    -------------
             Total assets.........................................................    $ 2,179,754      $ 1,976,764
                                                                                        =========        =========

                       Liabilities and Stockholders' Equity
Deposits..........................................................................    $ 1,592,954      $ 1,436,037
FHLB advances.....................................................................        109,200           40,000
Securities sold under agreements to repurchase....................................        251,110          311,913
Advance payments by borrowers for taxes and insurance.............................         13,946            9,017
Accrued expenses and other liabilities............................................         18,745           17,127
                                                                                       ----------       ----------
             Total liabilities....................................................      1,985,955        1,814,094
                                                                                        ---------        ---------
Commitments
                       Stockholders' Equity
Preferred Stock, $.01 par value, 4,000,000 shares
  authorized; none issued.........................................................             --               --
Common stock, $.01 par value, 20,000,000 shares
  authorized; 10,750,820 shares issued; 9,627,726 and 8,776,337
    outstanding, respectively.....................................................           108               108
Additional paid-in capital........................................................       118,283           105,871
Retained earnings, substantially restricted.......................................        98,569            89,660
Unrealized appreciation on securities
   available-for-sale, net of taxes...............................................          4,040            1,705
Less:
Unallocated common stock held by ESOP.............................................         (4,761)          (5,382)
Unearned common stock held by RRP.................................................           (909)          (1,567)
Common stock held by SERP.........................................................           (373)            (209)
Treasury stock, at cost (1,123,094 and 1,974,483 shares, respectively)............        (21,158)         (27,516)
                                                                                         ---------      -----------
     Total stockholders' equity...................................................        193,799          162,670
                                                                                         --------       ----------
            Total liabilities and stockholders' equity............................    $ 2,179,754      $ 1,976,764
                                                                                        =========        =========

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                      RELIANCE BANCORP, INC. and SUBSIDIARY
                        Consolidated Statements of Income
                                   (Unaudited)
                      (In thousands, except per share data)


                                                                     Three Months Ended       Nine Months Ended
                                                                          March 31,               March 31,
                                                                   ----------------------    --------------------
                                                                     1998          1997        1998        1997
                                                                   --------      --------    ---------   --------
Interest income:
   First mortgage loans.........................................    $ 15,966     $ 14,306  $  47,693      $ 42,142
   Commercial loans.............................................       1,334           --      2,524            --
   Consumer and other loans.....................................       3,017        2,859      9,172         8,575
   Mortgage-backed securities...................................      16,714       15,057     50,189        44,036
   Money market investments.....................................          58          127        338           475
   Debt and equity securities...................................       1,357        1,247      3,979         3,516
                                                                   ---------    ---------  ---------     ---------
      Total interest income.....................................      38,446       33,596    113,895        98,744
                                                                    --------     --------   --------      --------

Interest expense:
   Deposits.....................................................      15,990       13,426     47,153        39,877
   Borrowed funds...............................................       5,434        4,478     16,518        12,841
                                                                   ---------    ---------   --------      --------
      Total interest expense....................................      21,424       17,904     63,671        52,718
                                                                   ---------     --------   --------      --------
      Net interest income before provision for loan losses......      17,022       15,692     50,224        46,026
   Provision for loan losses....................................         300          300      1,500           650
                                                                   ---------     --------   --------     ---------
      Net interest income after provision for loan losses.......      16,722       15,392     48,724        45,376
                                                                    --------      -------   --------      --------

Non-interest income:
   Loan fees and service charges................................         345          160        718           568
   Other operating income.......................................         948          671      2,474         1,866
   Income from Money Centers....................................         637           --      1,207            --
   Condemnation award on joint venture..........................          --           --      1,483            --
   Net (loss) gain on securities................................          (8)          66         (5)          172
                                                                   ----------   ---------  ----------    ---------
      Total non-interest income.................................       1,922          897      5,877         2,606
                                                                     -------     --------    -------      --------

Non-interest expense:
   Compensation and benefits....................................       5,191        4,091     14,764        12,351
   Occupancy and equipment......................................       1,776        1,492      4,785         4,263
   Federal deposit insurance premiums...........................         237          220        690         1,592
   Advertising..................................................         208          225        912           842
   Other operating expense......................................       1,675        1,511      4,799         4,320
                                                                     -------      -------   --------      --------
      Total general and administrative expenses.................       9,087        7,539     25,950        23,368
   Real estate operations, net..................................          12          114        170           335
   Amortization of excess of cost over fair value
      of net assets acquired....................................       1,141          846      3,077         2,558
   SAIF recapitalization charge.................................          --           --         --         8,250
                                                                  ----------   ---------- ----------     ---------
   Total non-interest expense...................................      10,240        8,499     29,197        34,511
                                                                     -------      -------    -------      --------

Income before income taxes......................................       8,404        7,790     25,404        13,471
Income tax expense .............................................       3,746        3,667     11,118         6,873
                                                                     -------      -------    -------       -------

Net income......................................................     $ 4,658      $ 4,123   $ 14,286       $ 6,598
                                                                       =====        =====     =======        =====

Net income per common share:
                 Basic..........................................     $  0.51      $  0.50    $  1.62      $   0.79
                                                                       =====        =====      =====         =====
                 Diluted........................................     $  0.48      $  0.47    $  1.53      $   0.76
                                                                       =====        =====      =====         =====


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                       RELIANCE BANCORP, INC. & SUBSIDIARY
                            Selected Financial Ratios
                                   (Unaudited)

                                                                          At or for the           At or for the
                                                                      Three Months Ended        Nine Months Ended
                                                                           March 31,                 March 31,
                                                                     ---------------------    ----------------------
                                                                        1998        1997        1998          1997
                                                                     ---------    --------    --------      --------
Performance ratios:
Return on average assets........................................        0.85%        0.87%      0.89%         0.48%
Cash return on average assets...................................        1.19%        1.15%      1.22%         0.75%
Return on average equity (2)....................................        9.94%       10.61%     10.79%         5.67%
Cash return on average equity (2)...............................       13.96%       14.00%     14.72%         8.96%
Return on average tangible equity (2)...........................       14.72%       15.18%     15.65%         8.22%
Average equity  to average assets...............................        8.74%        8.24%      8.48%         8.28%
Equity to total assets..........................................        8.89%        8.04%      8.89%         8.04%
Tangible equity to tangible assets..............................        6.31%        5.78%      6.31%         5.78%
Core deposits to total deposits.................................       37.08%       38.58%     37.08%        38.58%
Net interest spread.............................................        3.00%        3.27%      3.05%         3.25%
Net interest margin.............................................        3.31%        3.51%      3.34%         3.50%
General and Administrative expenses to average assets...........        1.65%        1.59%      1.62%         1.68%
Cash general and administrative expenses
 to average assets..............................................        1.48%        1.46%      1.45%         1.55%
Operating income to average assets (1)..........................        0.35%        0.18%      0.27%         0.18%
Average interest-earning assets to average
 interest-bearing liabilities...................................        1.07X        1.06X      1.07X         1.06X
Cash net income per diluted common share........................      $ 0.67       $ 0.62     $ 2.09        $ 1.20

Selected Performance Ratios
(Excluding Special SAIF Assessment):
Return on average assets........................................        0.85%        0.87%      0.89%         0.82%
Cash return on average assets...................................        1.19%        1.15%      1.22%         1.10%
Return on average equity (2)....................................        9.94%       10.61%     10.79%         9.82%
Cash return on average equity (2)...............................       13.96%       14.00%     14.72%        13.11%
Return on average tangible equity (2)...........................       14.72%       15.18%     15.65%        14.24%
Diluted earnings per share......................................      $ 0.48       $ 0.47     $ 1.53        $ 1.31
Cash net income per diluted common share........................      $ 0.67       $ 0.62     $ 2.09        $ 1.75

                                                                                             At                 At
                                                                                         March 31,          June 30,
                                                                                           1998               1997
                                                                                         ---------          --------
Assets quality ratios:
Non-performing loans to total loans...............................................          1.25%             1.61%
Non-performing loans to total assets..............................................          0.56%             0.75%
Non-performing assets to total assets.............................................          0.63%             0.77%
Allowance for loan losses to total loans..........................................          0.90%             0.57%
Allowance for loan losses to non-performing loans.................................         72.24%            35.18%

(1) Operating income represents non-interest income less net gain on securities and condemnation award from joint venture.
(2) For purposes of these calculations, average equity and average tangible equity exclude the effect of changes in the unrealized appreciation
     (depreciation) on securities available for sale, net of taxes.

                                   Page 7 of 7
